LOAN AGREEMENT
THIS LOAN AGREEMENT, is made this Seventeenth day of February ,2011, by and among Tongli Pharmaceuticals(USA), Inc., a Delaware corporation (hereinafter knows as “BORROWER”) and Hua Sky Investment Ltd, organized under the Business Companies Act of the British Virgin Islands (hereinafter knows as “LENDER”). BORROWER and LENDER shall collectively be known herein as “the Parties”. In determining the rights and duties of the Parties under this Loan Agreement, the entire document must be read as a whole.

In order to define the rights and obligations of the Borrowers and the Lender under relevant loan arrangements, the Parties hereby agree as follows:

Article 1 Amount and Interest Rate of Loan

1.1 Subject to the terms and conditions herein, the Lender agrees to provide the Borrowers with a loan with the principal of $27,727

1.2 The interest rate of the Loan hereunder is nil, i.e., no interest is accrued thereupon.

Article 2 Use and Term of Loan

2   The term of the Loan hereunder shall be five (5) years, counted from the day when the Loan is provided.

Article 3 Repayment

3.1 The Lender may, at its absolute discretion, deliver a repayment notice (hereinafter, the "Repayment Notice") thirty (30) days in advance to the Borrowers at any time, to require either Borrower (or both Borrowers) to repay the Debt in full or in part.

3.2 Any Borrower may at any time serve a repayment application (hereinafter, the "Repayment Application") thirty (30) days in advance to the Lender, applying for repayment of the Debt in full or in part.
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Article 4 Confidentiality

4.1 Regardless of the termination of this Agreement, the Borrowers shall be obliged to keep in confidence the following information (hereinafter collectively the "Confidential Information"): (i) the execution, performance and the contents of this Agreement; and (ii) the business secret, proprietary information and customer information of the Lender known to or received by the Borrowers in connection with the execution and performance of this Agreement. The Borrowers are only entitled to use such Confidential Information for the performance of its obligations hereunder. The Borrowers shall not disclose the above Confidential Information to any third party without the written permission of the Lender; otherwise it shall be liable to the default liability and indemnify the losses of the Lender.

4.2 Upon termination of this Agreement, the Borrowers shall, upon request by the Lender, return, destroy or otherwise dispose of all the documents, materials or software containing the Confidential Information and cease to use such Confidential Information.

Article 5 Notices

5.1 Any notice, request, demand and other correspondence required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

5.2 Any of the aforementioned notices or other correspondence shall be deemed to have been given upon delivery when it is transmitted by facsimile; or upon handover to the receiver when it is delivered in person, or on the fifth (5) day after posting when it is delivered by mail.

Article 6 Defaulting Liabilities

6.1 The Borrowers undertake to hold the Lender harmless and indemnify the Lender against any actions, charges, claims, costs, damages, demands, expenses, liabilities, losses and proceedings which the Lender may suffer or be subject to as a result of any default by the Borrowers of its obligations hereunder.

6.2 Notwithstanding any other provisions herein, the validity of this Article shall survive the suspension or termination of this Agreement.

 (Signature page)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed as of the date and in the place first set forth above.

Tongli Pharmaceuticals (USA), Inc.

By:

Name: Mingli Yao

Title: Chief Executive Officer

Hua Sky Investment Ltd

By:

Name: Mingli Yao

Title: President